Exhibit 99.(7)(g)

Loan Contract

(Overseas Investment Loans- Domestic Borrowers Edition)

Contract No.: 2060001062010211626

Table of Contents

Chapter 1	Amount, Use and Term of Loans	4

Chapter 2	Loan Rate and Interest Accruement	5

Chapter 3	Withdrawal, Granting and Payment of Loans	7

Chapter 4	Transaction of Intermediary Business	10

Chapter 5	Representation, Warranty and Commitment of Borrower	10

Chapter 6	Participation of Correspondent Bank	15

Chapter 7	Repayment of Loans	15

Chapter 8	Security	17

Chapter 9	Insurance	18

Chapter 10	Event of Default and Handling	18

Chapter 11	Contract Variation	20

Chapter 12	Offset, Transfer and Waiver	20

Chapter 13	Applicable Law and Dispute Resolution	21

Chapter 14	Others	21

Annex 1	Withdrawal Application Form	24

The Loan Contract (Overseas Investment Loans—Domestic Borrowers Edition) (Contract No. : 2060001062010211626) was signed by the following parties on December 2, 2010:

Borrower: Sichuan Hanlong (Group) Limited (Hereinafter referred to as Borrower)

Legal representative: Liu Han

Add.: No.169 Fucheng Road,Mianyang,Sichuan.

P.C.: 610016

Tel: 028-86126767

Basic Bank of Deposit: ICBC Fucheng Branch, Mianyang

Account Number: 2308412109024915373

Lender: Export-Import Bank of China (Hereinafter referred to as Lender)

Legal representative: Li Ruogu

Add.: No.30, Fuxingmennei Street, Xicheng District, Beijing.

P.C: 100031

Tel: 010-8357

Fax: 010-66060636

Herein:

In order to operate the Project of acquiring equity interest of General Moly (GMO) (Hereinafter referred to as Project), the Borrower applied to the Lender for overseas investment loans. Upon review, the Lender agreed to grant loans on the basis of the terms and conditions of this Contract.

☑The Lender hereby authorizes Export-Import Bank of China Chengdu Branch (Branch Name) to take responsible of the granting and recovery of the Loans, as well as all matters relating to Loans management under the Contract. All actions taken by Export-Import Bank of China Chengdu Branch (Branch Name) for the granting, recovery, supervision and management of the Loans under the Contract are considered as the behavior of the Lender.

In order to clarify the rights and obligations, the two sides by consensus conclude this contract under the “PRC Contract Law” and other relevant laws and regulations.

In this Contract where there is a “☐”, please play “Ö” if you choose, otherwise, please play “☒”.

Chapter 1            Amount, Use and Term of Loans

Clause 1                                                The lender agreed to provide to the Borrower with overseas investment loans (Hereinafter referred to as Loans) not exceeding the following amount, under the Contract:

☒RMB                              /                                                         Yuan

((Upper case) RMB                                   /                                                                            Yuan)

☑US$ 35,000,000 Dollars

((Upper case) USD Thirty-five Million Dollars)

☒                                   /

((Upper case)                                   /                                                                            ).

Clause 2                                                ☑According to the provisions of People’s Bank of China relating to financial policies and “Management Measures for Overseas Investment Loans of Export-Import Bank of China”, the Loans under the Contract shall be specially used for financing and refinancing of the Project. The Borrower shall not change the use of the Loans under the Contract, without the prior written consent of the Lender.

☒The Borrower hereby specially states that, it is fully aware and agree that ☒all ☒part of the Loans of             /          Yuan ((Upper case                    /                            ten thousand Yuan)) under the Contract is used to ☐ repay the money of                                       Yuan ((Upper case)                   /                           Yuan) that the Borrower hasn’t repaid under the Loan Contract (Contract No.                /                  ) signed by the Lender and the Borrower on           /           Year    /              Month  /          Day ☐ repay the Bridging Loans provided by                                                Bank.

Clause 3                                                The borrower can apply that the term of drawing the Loans under the Contract is from the date on which all preconditions provided in Clause 11 and 12 have been met or the unmet preconditions have been given up by the Lender to March 31, 2011; or (2) form the date (Inclusive) of this Contract to the day of 3 calendar months later (Hereinafter referred to as Drawing Period). Drawing Period is ended on the earlier one of the above. After the Drawing Period is ended, the amount of Loans that the Borrower hasn’t applied for drawing will cancel automatically. The term of this Contract is 120 months, from the date of the first withdrawal to the date of the last repayment (Hereinafter referred to as Loan Term).

Clause 4                                                The Borrower shall draw the Loan under the Contract according to the withdrawal plan agreed in the Contract. The withdrawal plan shall not be changed without the consent of the Lender.

The withdrawal plan is as following:

December 3, 2010, 35 million Dollars

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Special agreement:

Chapter 2            Loan Rate and Interest Accruement

Clause 5                                                The following rate is applied to the Loans under the Contract:

☒For RMB Loans, please refer to the benchmark interest rate (☒floating upward ☒floating downward       %) released by People’s Bank of China for RMB Commercial loans of financial institutions in the same grade to determine the rate. The Loans interest rate is determined once every quarter. The Contract annual interest rate for the first quarter, which is determined by reference to the rate of commercial loan of the same level on the date of the first lending, is          percent (              %).The subsequent annual interest rate is determined by reference to the rate released by People’s Bank of China for commercial loan of the same level on the date at the end of each quarter upon the first granting date.

☒For RMB Loans, Export seller’s credit interest rate provided by People’s Bank of China is adopted and determined once every quarter. The Contract annual rate for the first quarter is       percent (       %). The subsequent annual interest rate is determined by reference to the rate released by People’s Bank of China for commercial loan of the same level on the date at the end of each quarter upon the first granting date.

☒For RMB Loans, fixed annual interest rate of                   percent (      %) is applied.

☑For USD Loans, it is executed according to the provisions relating to foreign exchange loan rate of Export-Import Bank of China, floating by 6 months, and annual rate is 6 months LIBOR+350 BP, of which, the rate on the first and second interest settlement date is 6 months LIBOR on the business day two days earlier than the first granting date+350 BP; the rate on the third and forth interest settlement date is 6 months LIBOR on the business day two days earlier than the second interest settlement date +350 BP; the rate on the fifth and six interest settlement date is 6 months LIBOR on the business day 2 days earlier than the forth interest settlement date + 350 BP, and so on.

☒For USD Loans, it is executed according to the provisions relating to foreign exchange loan rate of Export-Import Bank of China, and fixed annual rate of            percent (    %) is applied.

☒

Clause 6                                                The Loans rate under the Contract shall be accrued per day, on the basis of 365 days per year. Interest shall be paid on each interest payment date. The evidence provide by the Lender in connection with the date on which interest shall be paid and the amount of the payable interest shall be final and binding on the Borrower, unless the Borrow provides adequate and effective evidence to prove that it has obvious errors.

Clause 7                                                The Borrower shall open a RMB settlement account and/or foreign exchange account under current account and/or special account for foreign exchange loans and special account for foreign exchange repayment (Hereinafter referred to as Specified Account) at the Lender. The fund appropriation and repayment of principal and interest under the Loans shall be carried out through the Specified Account. The Borrower shall deposit the current interest payable into the Specified Account before each interest payment date. The Borrower hereby authorizes the Lender to deduct the appropriate amount of interest from the Specified Account on interest payment date. The Borrower hereby authorizes the Lender to transfer promptly the fund of the borrower under the Project to the Specified Account through itself or Correspondent Bank, to pay the interest under the Loans. However, if the fund is insufficient to cover the current interest payable, the Borrower is obliged to pay the interest with its own funds.

Clause 8                                                Default Rate

1.                             If the Loans under the Contract are overdue:

☒For RMB Loans,                 % of default interest for the overdue part will be added on the Loans rate provided by Clause 5 of the Contract from the overdue date, until the Borrower fully repaid the overdue Loans.

☑For foreign currency Loans, 20% of default interest for the overdue part will be added on the Loans rate provided by Clause 5 of the Contract from the overdue date, until the Borrower fully repaid the overdue Loans.

2.          If the Loans under the Contract are misappropriated:

☒For RMB Loans,            % of default interest for the misappropriated part will be added on the Loans rate provided by Clause 5 of the Contract from the date of misappropriation, until the behavior of misappropriating the Loans by the Borrower is completely remedied.

☑For foreign currency Loans, 20% of default interest for the misappropriated part will be added on the Loans rate provided by Clause 5 of the Contract from the date of misappropriation, until the behavior of misappropriating the Loans by the Borrower is completely remedied.

Clause 9                For the Loans under the Contract, the loan interest is accrued per quarter. There are four interest periods, i.e., March 21 to June 20 (inclusive), June 21 to September 20 (inclusive), September 21 to December 20 (inclusive), December 20 to March 21(inclusive) of the following year; interest settlement date is March 20, June 20, September 20 and December 20 of each year; interest payment date is March 21, June 21, September 21 and December 21 of each year. The first interest settlement period for each withdrawal begins on actual withdrawal date and ends on the interest settlement date immediately after the withdrawal date; each interest settlement period (except the first interest settlement period for each withdrawal) shall begin on the previous interest payment date and end on the immediate interest settlement date; if the final due date is not an interest settlement date, the loan rate accrued in the interest period in which the final due date falls shall be paid on the final due date; if any interest date is not a business day, the interest shall also be paid on this day.

Clause 10              Compound Interest

If the Borrower fails to pay interest on time, the Lend will charge compound interest on a quarterly basis at the rate provided by Clause 5 of the Contract for the part, of which the interest hasn’t been paid on time in Loan Period; if the Loans are overdue or misappropriated, the compound interest will be charged at the default rate for overdue or misappropriated Loans under Clause 8.

Chapter 3     Withdrawal, Granting and Payment of Loans

Clause 11              Before applying for withdrawal of any Loans, the Borrower shall submit the following documents to the Lender and access to the Lender’s satisfaction:

1.       Project documents approved by authorized sectors of China and the Country in which the Project is located;

2.       Proof issued by legal representative or proxy of the Borrower for explanation of the basic conditions, construction schedule and capital investment of the Project, and documentary evidence and material required by the Lender;

3.       Document proving that the Borrower’s fund under the Project has been in place and that the capital of the same proportion with the Loans has been fully in place and actual schedule of the Project has been matched with the invested amount;

4.       Feasibility study reports relating to the Project;

5.       Joint venture (cooperation) agreement of the Project, corporation constitution and related contracts;

6.       ☒Warranty and related documents in connection with the insurance of the Project provided by the Borrower;

7.       ☒When the Borrower assigns the insurance interest to the Lender, insurance interest assignment contract signed effectively by the relevant parties;

8.       Basic information about the Borrower and the guarantor, the Borrower’s annually inspected business license copy, corporation constitution, audited financial reports in resent three years and recent financial statements in this year, other information indicating the standing and operating conditions of the Borrower and the guarantor, as well as the Project related information about the companies incorporated overseas;

9.       The signed security contract provided by Chapter 8 of the Contract;

10.     Effective evidence for guarantee and ownership of pledged property and valuation reports that shall be provided when mortgage or pledge security method is adopted;

11.     Effective resolution made by the Borrower internal authorized sectors about approval of signing and performing the Contract and related security contracts by the Borrower, and the specimen signature of the authorized signers that authorizing someone to sign and perform the Contract and related security contracts on behalf of the Borrower.

12.     Other information the Lender considers necessary.

Copies of the above documents shall be confirmed with signature of the Borrower authorized signer as true, complete and effective texts, and shall be stamped with the seal consistent with the Borrower reserved seal.

Clause 12              Withdrawal of the Loans by the Borrower shall also meet the following conditions:

1.       The Borrower has opened the related accounts as required by the Lender;

2.       The security contract provided by Chapter 8 of the Contract has been in effect and procedures related to registration or delivery has been fulfilled and security has been effectively established.

Special agreement: The Lender grants Loans at the same proportion as the availability of the project capital.

Clause 13              ☑The Borrower shall pay management cost to the Lender, the amount of which equals to 0.2 % of the Loans, no later than 3 days after the Contract is signed.

Clause 14              When the provisions of Clause 11 and 12 and other terms and conditions of the Contract are met, the Lender will grant loans by transfer money to the account specified in withdrawal application, on the withdrawal date determined in Withdrawal application, according to the Loans amount determined in withdrawal plan and Withdrawal application. The granted loans will constitute the debt of the Borrower under the Contract.

In addition to the following two cases in which Borrower self payment can be adopted, in other cases, Lender entrusted payment will be adopted:

1.       Single amount does not exceed 5% of total project investment and is not more than 5 million RMB (if other currency, it will be calculated on the basis of RMB central parity against the currency announced by People’s Bank of China on the date the Borrower applies for withdrawal);

2.       Single amount exceeds 5% of total project investment but is less than 0.5 million RMB (if other currency, it will be calculated on the basis of RMB central parity against the currency announced by People’s Bank of China on the date the Borrower applies for withdrawal);

Borrower Self Payment in the above Clause means the Borrower makes payment to its counterparty that meets the use agreed in this Contract, after the Lender offers the Loan funds to the Borrower’s account according to the Borrower’s Withdrawal application;

Lender Entrusted Payment in the above Clause means the Lender pays the Loan funds, through the Borrower’s account, to the Borrower’s counterparty that meets the use agreed in this Contract, according to the commission in the Borrower’s Withdrawal application;

Clause 15              In the process of granting and payment of Loans, the Lender shall negotiate and supplement the granting and payment conditions of Loans with the Borrower and also directly stop granting and paying Loans if the following situations occur to the Borrower.

1.       The credit standing declines;

2.       The Loan funds are not paid as agreed by Loan Contract;

3.       The Project progress falls behind the schedule of use of funds;

4.       The agreement of Loan Contract is violated to dodge Lender entrusted payment in the manner of breaking up the whole into parts.

Special agreement:

Clause 16              ☒The Borrower shall pay the Lender Loan obligation fees at the annual interest rate of      percent (     %).The computing interval of obligation fees shall begin from the starting date of withdrawal period determined by the regulations under Clause 3 of the contract and end at the last withdrawal date (inclusive) as agreed by Clause 4 of the contract or the date the Loans are fully drawn (if earlier, inclusive).The obligation fees shall be calculated on the basis that the actual number of days is 360 days and shall be paid on every interest payment date and the date the Loans are fully drawn. If the Borrower delays paying obligation fees, the Lender has right to charge delay charge at a rate of     % from the delay date.

Chapter 4     Transaction of Intermediary Business

Clause 17              The Borrower hereby promises the Lender that the Borrower will open an account at the Lender or the bank designated by the Lender, all fund exchanges under the Project, including but not limited to the Project related sales revenue, money appropriation, etc, will be transacted through the account and be monitored and controlled by the Lender or the bank designated by the Lender, and the account arrangement shall be explicitly agreed in Commercial Contract.

Clause 18              The Borrower hereby promises the Lender that all business of the Borrower (such as deposit and settlement, etc.) related to the Project will be transacted at the Lender or the bank designated by the Lender.

1.       All deposits and intermediary business (hereinafter referred to as Intermediary Business, including but not limited to settlement, foreign exchange settlement and sale, letter of guarantee, financial derivatives business, cash management business and trade financing business at home and abroad, etc.) of the Borrower related to the Project will be transacted at the Lender or the bank designated by the Lender;

2.       The Borrower shall open a settlement account of home currency and foreign currency at the Lender Chengdu Branch (Branch name) or the bank designated by the Lender.

3.       The Borrower shall provide Commitment Letter of Intermediary Business for the Lender.

Chapter 5     Representation, Warranty and Commitment of Borrower

Clause 19              The Borrower shall make the following representation and warranty for the Lender:

1.       The Borrower shall be a business entity established lawfully with effective duration, which shall own independent legal status and have sufficient power, authorization and rights to bear civil responsibility and carry out operating activities at total assets.

2.       The Borrower shall have full qualification and rights to sign the contract and the security contract as well as fulfil the obligations under the contract and the security contract.

3.       The Borrower shall have economic strength and operating management ability corresponding to the investment Project and certain operating management experiences concerning foreign affairs.

4.       In order to sign the contract and the security contract, the Borrower shall obtain and complete all necessary approvals, permits, consents, notarization, registration and accreditation from government sectors and any other parties for the transactions under the contract and the security contract and all these shall be sufficient, legal and effective.

5.       The Borrower shall always carry out the operating activities in accordance with laws and never perform any activity beyond the approved scope of business.

6.       The Borrower has read carefully the contract and fully understood and accepted the contents of the contract. The Borrower shall be voluntary to sign and fulfil the contract and the whole meaning is truthful.

7        The Borrower shall sign the contract and perform the obligations under the contract, which shall not breach any other concluded agreement, corporation constitutions and laws and regulations.

8.       The Borrower has completed the authorization of company required for signing the contract and the contract shall be signed by the effectively authorized signer of the Borrower. The contract is legally binding on the Borrower.

9.       In order to obtain the Loans under the contract, the Borrower has provided all truthful, complete, accurate and effective documents, data, statements and credentials for the Lender as well as copies in line with originals.

10.     The Borrower has ability to repay the principal and interest of the Loans with good operating management, financial affairs and credit conditions.

11.     The investment environment of the country the Project belongs to is good.

12.     The construction stage of the Project has started and been performed normally and the capital in cash of the Project has been in place.

13.     The Project has been carried out as per construction and operation scheduled plan and no affairs of material violation have occurred in the executing process.

14.     Except the guarantee disclosed to the Lender, no guarantee shall be made on all or any part of the Project property, assets or proceeds.

15.     The Project belongs to ☒ newly developed, ☑purchasing and merging, ☒equity participation, ☒capital increase, ☒reinvestment, ☒                  /             、 ☒              /             , etc.; The Project has obtained all approvals from our country and the country the Project belongs to.

16.                The Project is ☒overseas resource development project; ☒overseas processing trade project; ☒overseas investment and construction project; ☒overseas infrastructure project; ☒overseas research and development center; ☒overseas product sales center; ☒overseas service centre project; ☑project of capital increase, acquisition, merger and equity participation of overseas enterprise; ☒           /           ; ☒           /           .

17.                The supporting conditions of the Project have been fulfilled and the supporting circulating capital after final completion and commissioning of Project has been implemented, and the expected economic benefit of the Project is good with the ability of reimbursing the principal and interest of the Loans.

18.                The Loans under the contract are used as the construction (or acquisition) fund and operating fund required by the Project, including investment in fixed assets, interest incurred during construction, circulating capital required by project and overseas equity investment project approved by nation, etc.

19.                All or part of property, assets or proceeds of the Borrower have not been guaranteed, but those which have obtained the prior written consent of the Lender or occurred in the ordinary business proceedings and informed of the Lender in prior written form and the Lender didn’t take exception to are excluded.

20.                                 The Borrower does not hide the following events:

(1)                 The Borrower violated regulations materially, broke laws or was claimed, or the events, such as violating regulations materially, breaking laws or being claimed, occurred to the Borrower;

(2)                 The Borrower broke laws materially under the contract with other creditors;

(3)                 The Borrower assumed material liabilities, contingent liabilities or mortgage and pledge security provided by the Borrower to a third party;

(4)                 Undecided material litigation and arbitration events related to the Borrower;

(5)                 The Borrower consolidated, merged, or was separated, merged, reorganized, set up or converted into a joint-stock company, and carried out transactions of property rights in the manner of tenancy, contract, joint-operation and trusteeship, etc.;

(6)                 Other conditions possibly affecting financial position and debt-paying ability of the Borrower.

21.                                 ☑The Borrower hereby made a statement that it completely knew the right authorized by Export and Import Bank of China Chengdu Branch to the Lender of taking responsibility of granting and recovery of the Loans under the contract as well as everything related to the Loans management.

According to the subsisting facts and circumstances at the time, all representations and warranties made by the Borrower under the contract on withdrawal date are still true and accurate in all important respects.

Special agreement:

Clause 20                                         The Borrower made commitment and warranty for the Lender that before the principal and interest of Loans as well as other payables under the contract are paid off:

1.                      It shall provide the Lender the latest financial statement on a quarterly basis and provide the audited financial statement of the previous year before the end of April of each year, as required by the Lender; and shall provide the Lender at any time the documents and data, such as reports and statements (including but not limited to) related to its state of operation and financial position, as required by the Lender, and be responsible for its trueness, accuracy, effectiveness and completeness;

2.                      quarterly and annually, according to the requirements of the Lender from time to time, the situation related to Project progress and submit to the Lender materials in connection with the use of Loans, the Project progress and the operating management and economic benefit conditions after completing construction and putting into operation, as well as other related data under the contract;

3.                      It shall provide the Lender quarterly and annually, and submit to the Lender according to the requirements of the Lender at all time, the raising conditions and use conditions of self-financing and other funding sources, payment situations of Loan fund and related data;

4.                      It shall urge the Project to be carried out as per the Project construction and operating schedule as best it may;

5.                      It shall keep comprehensive and complete records and books related to the Project, accept the credit check and supervision by the Lender and provide sufficient assistance and coordination. With the reasonable advance notice and under the circumstances of normal business hours, it shall permit the Lender and the Lender’s agents as well as employees to get in and out the site and project facilities and to consult records and books of this kind during the normal business hours, and shall urge the agents and employees to provide assistance in any visit and check of this kind;

6.                      It shall obtain and keep all kinds of intellectual property rights, use permits and related approvals necessary for construction and operation of the Project;

7.                      Any activity of the Borrower in connection with registered capital reduction, material change of property right and adjustment of operation mode shall be subject to the prior written consent of the Lender, including but not limited to the following:

(1)                 Signing joint-venture and cooperative contracts with foreign businessmen and businessmen from Hong Kong, Macao and Taiwan;

(2)                 Closing, stopping production, changing the line of production, division, combination, merger and being merged;

(3)                 Being reorganized, set up or converted into a joint-stock company;

(4)                 Becoming a shareholder or investing in a joint stock company or a company with limited liability by fixed assets (such as house property and machinery equipment, etc.) or intangible assets (such as trademark, patent, proprietary technology and land use right, etc.);

(5)                 Carrying out transactions of property rights in the manner of tenancy, contract, joint-operation and trusteeship, etc.

8.                      If any material events occur to the Borrower and the guarantor or the Project, the Borrower shall report to the Lender immediately; without the prior written consent of the Lender, the Borrower shall not reduce its registered capital or make any modification on its constitution;

9.                      Its providing of warranty, mortgage, pledge or guarantee of other types possibly affecting indemnification of claims of the Lender to anyone shall be subject to the consent of the Lender; without the prior written consent of the Lender, the Borrower shall not carry out merging, division, stock right transfer, investments abroad, substantial increment of debt financing, shareholding reform or arrangement of material changes of other operation modes and structure of property rights; if any activity above-mentioned is carried out for operation needs or adjustments of public policies and laws, the Borrower shall obtain the prior written consent of the Lender and make arrangements to the satisfaction of the Lender for obligations and responsibilities of repayment under the contract.

10.                In the legal time limit or the time limit required by the Lender, it shall transact in time the registration formalities related to the Project and provide the Lender the copies of registration documents;

11.                The settlement business under the contract shall be transacted at the bank designated by the Lender;

12.                According to the requirements of the Lender, it shall save the original of documents related to the contract or the Project (including promissory note, acceptance bill, etc.) in the bank designated by the Lender;

13.                If the principal and interest of the Loans as well as other payables under the contract are not paid on time, it shall not distribute dividends or bonuses to its shareholders in any form;

14.                Once any event of default occurred or may occur as described in Chapter 10 of the contract, it shall inform the Lender within three (3) days after knowing (possible) occurrence of the event, and shall take remedial measures reasonably and immediately to settle the event;

15.                The Lender shall issue the statement of account at fixed period to the Borrower, where the undrawn loan limit and the outstanding principal and interest amount shall be listed, and the Borrower shall issue the written confirmation letter to the Lender within five business days after receiving this statement of account to confirm the amount listed in the statement of account.

16.                ☒The coverage rate of payment of debts of the Project shall not be less than                      .

17.                The Borrower shall not change the use of Loans or make the Loan fund used for the investment for domestic capital market or real estate market in any way.

Special agreement:

Chapter 6            Participation of Correspondent Bank

☑All contents of this chapter shall be deleted.

Clause 21                                         In order to ensure that the funds of Loans under the contract can be allocated for its specified purpose only and repaid on time, the Lender shall entrust               bank as its correspondent bank (Hereinafter refered to as Correspondent Bank) under the contract. Moreover, the Lender shall sign the agreement of agency by entrustment (Hereinafter referred to as “Agreement of Agency by Entrustment”, Agreement No.:                   ) with the Borrower and the Correspondent Bank.

Besides observing and performing the obligations under the contract, the Borrower shall also be restricted by the Agreement of Agency by Entrustment.

Clause 22                                         The Lender will entrust the Correspondent Bank to take charge of appropriating the Loans under the contract and monitor the use of the Loans and the execution of the Project.

Chapter 7            Repayment of Loans

Clause 23                                         The Borrower shall repay the principal of the Loans under the contract in original currency in the Term of Loans specified by the contract by strictly observing the repayment schedule, and the schedule is as follows:

June	, 2013	US $ 2,187,500

December	, 2013	US $ 2,187,500

June	, 2014	US $ 2,187,500	¥

December	, 2014	US $ 2,187,500	¥

June	, 2015	US $ 2,187,500	¥

December	, 2015	US $ 2,187,500	¥

June	, 2016	US $ 2,187,500	¥

December	, 2016	US $ 2,187,500	¥

June	, 2017	US $ 2,187,500	¥

December	, 2017	US $ 2,187,500	¥

June	, 2018	US $ 2,187,500	¥

December	, 2018	US $ 2,187,500	¥

June	, 2019	US $ 2,187,500	¥

December	, 2019	US $ 2,187,500	¥

June	, 2020	US $ 2,187,500	¥

December	, 2020	US $ 2,187,500

Clause 24                                         The Borrower shall pay the amount of current repayable principal to the Allocated Account before each repayment date. The Borrower hereby authorizes the Lender to deduct the corresponding principal from the Allocated Account on repayment date. The Borrower hereby authorizes the Lender to transfer the rental income and exchanged funds under the Lease Contract of the Borrower to the Allocated Account in time by itself or the Correspondent Bank, which will be used for repaying the principal under the Loans, but if the fund amount of this kind is not enough for repaying the current repayable principal, the Borrower still has the obligation to repay it with its self-possessed fund.

Clause 25                                         If the prepayment is implemented, the Borrower shall present an application in written form twenty (20) business days in advance and secure the consent of the Lender. The date of prepayment shall be the date of repayment of principal, and all of the prepayment mount shall offset and be deducted from the principal in the reverse order of expiration.

☑Except the prepayment specified in Article 2 of Clause 26 under the contract, the Lender has right to require the Borrower to pay the penalty of prepayment. The computing formula of penalty: for penalty of loans in RMB: Penalty = Prepayment Amount × Days of Prepayment × 0.05‰; for penalty of loans in foreign currency: Penalty = Prepayment Amount × Days of Prepayment × 1%/360.☐If the Borrower

does not pay the penalty on time as per the requirements of the Lender, the corresponding delay charge shall be paid. The calculation method of delay charge shall be:     /          .

Clause 26                                         The part of any prepayment shall not be required to be drawn again by the Borrower. The Borrower shall ensure that the collection and settlement of foreign exchange under the Project should be earmarked for repaying the Loans under the contract.

If the Borrower recovers the proceeds under the Project in advance, the Borrower shall return the Loans under the contract ahead of schedule.

Clause 27                                         If the Borrower applies for extension of Loans or adjustment of the repayment schedule, the written application for extension or adjustment of repayment schedule and its related materials shall be submitted to the Lender no later than 30 business days before the due date of the Loans (including but not limited to the documentary evidence that the guarantor agrees to the extension of Loans or the adjustment of the repayment schedule).After obtaining the approval of the Lender, the Borrower shall sign a new agreement of extension of Loans or a new repayment schedule with the Lender, and arrange to sign such legal texts as related mortgage (pledge) agreement, insurance agreement or supplemental agreement, etc., give a clear indication on the related warranty or provide a new warranty, and arrange properly other related procedures.

Clause 28                                         The Borrower shall fill the related contents in remittance document as per the requirements of the Lender at repayment (including but not limited to giving clear indication of the Contract No.).

Chapter 8            Security

Clause 29                                         The following security mode shall be adopted for the Loans under the contract:

☑The repayment guarantee with joint responsibility shall be provided by Sichuan Mianyang Forgood Distillery Co. Ltd and a new Contract of Guarantee shall be signed with Contract No. 20600010620102116268201.

☒The mortgage security shall be provided by                                                       and a new Mortgage Contract shall be signed with Contract No.                    .

☒The pledge security shall be provided by                                                       and a new Pledge Contract shall be signed with Contract No.                    .

☒                                      shall be provided by                                                       and a new XX Contract shall be signed with Contract No.                    .

☒                                      shall be provided by                                                       and a new XX Contract shall be signed with Contract No.                    .

☒                                      shall be provided by                                                       and a new XX Contract shall be signed with Contract No.                    .

The above-mentioned contracts are collectively called the Security Contract.

Chapter 9    Insurance

☑All contents of this chapter shall be deleted.

Clause 30                                         The Borrower shall insure the related equipment, construction works, export cargoes, freightage under the Loans and risks during the operating period of the Project with the insurer authorized by the Lender, and pay the premium on time and provide the premium-paying certification to the Lender. The insurance coverage shall be in accordance with the requirements of the Lender and the Borrower shall transfer the insurable interest to the Lender. Before the principal and interest of the Loans and other payables under the contract are paid off, the Borrower shall not interrupt the insurance for any reason. If the Borrower interrupts the insurance, the Lender has right to renew the insurance or effects an insurance on behalf of the Borrower, at the Borrower’s account.

Clause 31                                         The Borrower shall inform the Lender in written form within three (3) days after it knows or should know the insurance accident, and claim against the insurer in time according to the relevant regulations of insurance policy. The loss of the Lender caused by absence of timely notice or claim or failure to perform the obligations under the insurance policy shall be born by the Borrower.

Clause 32                                         The insurance proceeds shall first be used for repaying the principal and interest of the Loans and other payables under the contract, but the Lender shall determine according to the circumstances of the Project whether the insurance proceeds can be used for the Project supported by the Loans; and when the insurance proceeds are not sufficient for paying the principal and interest of Loans owed, the Borrower shall continue to bear the responsibility of settlement.

Chapter 10  Event of Default and Handling

Clause 33                                         Any of the following events will form the event of default under the contract:

1.                      The Borrower fails to pay interest or repay the principal or pay other payables on time (including but not limited to management fee and obligation fees) according to the regulations of the contract;

2.                      The Borrower fails to use the Loans for the purpose required by the contract or pay the Loan fund in the form stipulated by the contract;

3.                      ☒The Borrower breaches the regulations related to the Borrower in the Agreement of Agency by Entrustment;

4.                      The representation or warranty made by Borrower under the contract is proven to be untrue or misleading;

5.                      The Borrower breaches the commitment or warranty made in the contract;

6.                      Not all of approvals or authorizations necessary for the Project are obtained;

7.                      The self-financing of the Borrower for the Project is not raised in time;

8.                      The construction schedule of the Project lags far behind;

9.                      Force majeure or material accident occurs to the Project, and are not removed or remedied effectively within 30 days.

10.                The cost of the Project overruns, and the Borrower or the promoter of the Borrower fails to provide funds to resolve the problem of cost overrun within 30 days.

11.                ☒The Borrower fails to pay the premium on time, which causes interruption of the insurance.

12.                ☒Total loss of the Project facilities happens, and the Lender believes that the insurance proceeds are not enough for maintaining or recovering the Project.

13.                The Borrower commits a grave breach under other contracts in which it is a party;

14.                The state of operation and financial position of the Borrower deteriorates sharply; ☒or, the Borrower over-fulfils the finance indicators stipulated in Article 16 of Clause 20 of the contract;

15.                Guarantee and pledged property related to the Loans under the contract are devaluated, damaged or lost;

16.                When the Borrower is merged, divided or carries out shareholding reform, it fails to make the repayment arrangement or debt restructuring to the satisfaction of the Lender.

17.                The borrower’s behavior of stop payment or evasion of bank debts exists or may occur;

18.                The Borrower goes into bankruptcy or is dissolved, closed or revoked;

19.                The Borrower failures to notify timely the following to the Lender:

(1)                 Significant variation of its project related situations and documents;

(2)                 Any amendment to its constitution and any substantive changes of its operating activities;

(3)                 Major changes to its accounting principles;

(4)                 Any material adverse change to financial condition of it or its subsidiaries or members of its major groups (including any litigation, arbitration or administrative proceedings that constitute serious adverse effects on the Borrower’s ability of performing its obligations under the Contract).

20.                Any default occurs under the security contract;

21.                Event or circumstance that Warrantor or guarantee endangers or damages or may endanger or damage the interest of the Lender occurs;

22.                Any event or circumstance that causes serious adverse effect on the realization of the Lender’s claims occurs;

23.                The Borrower’s breach of any other provisions of this contract.

Clause 34                                         The Lender has right to judge whether the above events of default have occurred and notify the Borrower. If the above events of default occur, the Lender has right to take any one or more following measures:

1.                      Require deadline for the Borrower to make a remedy;

2.                      Cancel Loan amount the Borrower hasn’t drawn;

3.                      Announce all granted Loans are immediately due and require the borrower to immediately repay the principal and interest of all granted Loans and other payables;

4.                      Require the Borrower to add or replace warrantor, guarantee and pledged property;

5.                      Deduct any payable but unpaid money (including but not limited to the principal and interest of the Loans) by the Borrower under the Contract from any account in any currency opened by the Borrower at the Lender or correspondent bank or other branches at home or abroad;

6.                      Announce to implement or realize right under any guarantee related to the Loans.

Chapter 11  Contract Variation

Clause 35                                         Amendment and supplement to any terms of the Contract shall be made in writing, and come into force according to agreed terms after being signed and stamped with official seals by the Borrower and the Lender. Any amendment and supplement to the Contract shall constitute an integral part of this Contract.

Clause 36                                         Invalidity of any terms of the Contract due to change of national laws and regulations or justice cause will not effect the validity of other terms of the Contract. In this case, the parties will cooperate closely to modify the relevant terms of the Contract as soon as possible.

Chapter 12  Offset, Transfer and Waiver

Clause 37                                         The Borrower shall pay the full amount payable by it under the Contract, and shall not make any offset, nor shall attach any condition.

Clause 38                                         The Borrower shall not transfer any of its rights and obligations under the Contract to a third party, without the written consent of the Lender. Without prior consent of the Borrower, the Lender may transfer its claims under the Contract to any third party and then notify the Borrower.

Clause 39                                         Any tolerance, grace, concession or delay allowed by the Lender on the performance of the Borrower’s obligations under the Contract shall not affect, damage or limit the Lender’s interest under the Contract, laws and regulations, and shall not be considered as waiver of the Lender’s rights and interests under the Contract, nor shall affect the Borrower’s performance of obligations under the Contract.

Chapter 13  Applicable Law and Dispute Resolution

Clause 40                                         PRC laws apply to the Contract.

Clause 41                                         During the performance of the Contract, all disputes caused by the performance of the Contract or in connection with the Contract shall be resolved through consultation by two parties. If disputes can not be resolved by consultation, either party may apply to People’s Court under jurisdiction of Beijing, in accordance with law. The two parties agree that proceedings caused by the performance of the Contract or in connection with the Contract shall be carried out in People’s Court under jurisdiction of Beijing.

Chapter 14  Others

Clause 42                                         Withdrawal application form set out in Annex 1 of the Contract and other Annexes agreed by the two parties are an integral part of the Contract, and have the same legal effect as the Contract.

Clause 43                                         In cases where context is applicable, any party under the Contract shall include its successors and permitted assignees.

Clause 44                                         The mutual notices and requirements, in connection with the Contract, shall be in writing and sent by one party to the address of the other party set out on the first page of the Contract. If any party changes its address, it shall notify the other party promptly.

For document between the two parties, if sent by hand, it shall be deemed to be received after delivery; if sent by registered mail, it shall be deemed to be received three days after the registered mail is sent; if sent by telex or fax, it shall be deemed to be received after the sender terminal receives a confirmation signal, but for document sent by the Borrower to the Lender, it shall be deemed to be received after the Lender actually received.

Clause 45                                         Special agreement:

Clause 46                                         The Contract comes into force after being signed and sealed by the Borrower and the Lender, and ceases to be in force automatically after all principal and interest of the Loans and other payables under the Contract are paid off.

Clause 47       The Contract is in two originals, one for each party, and in two copies, ☑guarantor ☒ correspondent bank ☒ registration authority ☑ the Lender holds one respectively.

Borrower:	Lender: Export-Import Bank of China

(Seal)	(Seal)

Legal representative (Signature)	Legal representative (Signature)

(Or authorized signer)	(Or authorized signer)

/s/ LIU HAN	/s/ LI RUOGU

Annex 1 Withdrawal Application Form

Ref:

Addresser:	(Borrower)

Addressee: Export-Import Bank of China

Addr:

P.C.:

Dear Sir:

In view of: Loan matters referred in “Loan Contract (Overseas Investment Loans- Domestic Borrower Edition)” (Hereinafter referred to as “loan contract”) under the No.

We hereby notify you that our company intends to draw

☐ RMB	/	((Upper case) RMB	/	Yuan);

☐ US$	((Upper case) USD		Dollars);

☐	((Upper case)	/		);

on	YY	MM	DD

The drawn funds will specially used for purpose specified in the Loan Contract.

The following methods of payment shall be adopted for the above drawn funds, according to Chapter 3 of the Loan Contract:

☐ Borrower self payment. Please pay to the following account (account name and number) of our company:

☐ Lender entrusted payment. Our company authorizes and entrusts you to pay directly to the account of the counterparty we specified, after the Loan funds are transferred to our account. For detailed payment information, please refer to the following “Entrusted Payment List”:

Entrusted Payment List

No.	Payment Date	Payment amount	Name of Beneficiary	Due Bank	Beneficiary Account	Use of Funds	Remarks
1
2
3
4

We hereby confirm that:

(1)         The representation, warranty and commitment made in Chapter 5 of the Loan Contract is true and accurate, as to the date on which the notice is sent;

(2)         No event of default that hasn’t been exempted or remedied under the Contract occurs to our company, nor does any event of default occur due to the withdrawal.

(3)         The withdrawal application is irrevocable.

Applicant (Seal):

Legal representative or authorized signer (Signature):	/s/ LIU HAN

YY	MM	DD